                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-34866 of SoftLock.com, Inc. on Form S-2 of our report dated March 13, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company's 1998 consolidated financial statements) appearing in the Annual Report on Form 10-KSB/A of SoftLock.com, Inc. for the year ended December 31, 1999 and to our report dated July 20, 2000 related to the financial statements of Chili Pepper, Inc. appearing in Form 8-K/A of SoftLock.com, Inc. dated July 25, 2000 and we also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/  Deloitte & Touche LLP


Boston, Massachusetts
August 8, 2000